Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “G HEALTH INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JUNE, A.D. 2025, AT 10:44 O`CLOCK A.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:44 AM 06/16/2025
FILED 10:44 AM 06/16/2025
SR 20253078188 - File Number 10240927

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is G Health Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 8 The Green, Ste A (street), in the City of Dover, County of kent Zip Code 19901. The name of the Registered Agent at such address upon whom process against this corporation may be served is A Registered Agent, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,000,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Cheung Siu Chung
Mailing Address 31916 Del Cielo Este Apt.29,Bonsall,california
Zip Code 92003-3920

By: Cheung Siu Chung
Incorporator

Name: Cheung Siu Chung
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